YTB International, Inc.

Severance Compensation Program

YTB International, Inc.’s (“YTB”) Board of Directors (“the Board”) has adopted this severance compensation program (the “Program”) under which specified officers of YTB would receive compensation if their employment with YTB were terminated, under circumstances set forth in the Program, within one year after (or in some cases before) control of YTB changed hands or for termination without cause. The term of this arrangement will be for a period of two (2) years with the option of the Board to renew for subsequent two (2) year intervals.

The beneficiaries of the Program would be designated by the Compensation Committee and approved by the Board.  The initial beneficiaries of the Program are included as Attachment A hereto.  The Board would be entitled to add other officers (including officers of a subsidiary) to the beneficiary group at a future date, but has no present plans to do so.

The Program would provide lump-sum payments to the beneficiaries following certain terminations of their employment within one year after a change of control of YTB including terminations by YTB for any reason other than cause and terminations by the beneficiary if the beneficiary had good reason to leave YTB.  Payments would also be made to any beneficiary whose employment similarly terminated, but before the change of control, if the termination occurred after commencement of discussions between YTB and a third party that ultimately resulted in a change of control.  However, in that case, the beneficiary would receive the payment only if his termination (or the “good reason” giving rise to his termination) took place at the insistence or upon the suggestion of the third party.

For purposes of the Program, “cause” is defined as acts which are materially detrimental to the best interests of YTB and which constitute common law fraud, a felony or other gross malfeasance.  “Cause” also includes the beneficiary’s permanent disability.  “Good reason” is a reduction, without the beneficiary’s consent, of the beneficiary’s duties, responsibilities or base salary, or his relocation by more than 50 miles, as compared to his duties, responsibilities, base salary or location of employment immediately before the change of control (or immediately before commencement of the change-of-control discussions in the case of termination of employment before the change of control).  Accordingly, a beneficiary under no circumstances would receive any payment under the Program if he left YTB without good reason or was terminated for cause.

For purposes of the Program, “change of control” is defined as an acquisition of 50% or more YTB’s outstanding voting securities by any person or entity (or group of persons or entities acting together); a merger or consolidation in which YTB does not survive as a publicly-held company or YTB’s shareholders immediately before the merger or consolidation hold less than 50% of the outstanding voting securities of the surviving corporation immediately after the merger or consolidation; or a sale of 50% or more of YTB’s assets (as measured by consolidated book value) except to an entity in which YTB then holds at least 50% of the equity interests.  Only the consummation of such a transaction would constitute a change of control.  An attempt to effect such a transaction (for example, a failed or terminated tender offer) would not be a change of control.

Benefits under the Program would consist of a lump-sum cash payment equal to the beneficiary’s annual base salary rate (excluding all other compensation such as bonuses and fringe benefits) in effect immediately before the change of control (or commencement of the change-of-control discussions in the case of termination of employment before a change of control).  This payment would be in lieu of other severance benefits to which the beneficiary otherwise might be entitled.  The beneficiary would also be paid a pro-rated payment of any earned bonus to the date of the change of control and would be permitted to exercise all stock options outstanding with the options immediately vested.

Attachment A

YTB International, Inc.

Severance Compensation Program

Beneficiaries as of July 19, 2010 as approved by the Board of Directors:

Lloyd Tomer	2 years

Scott Tomer	2 years

J. Kim Sorensen	2 years

R. M. Van Patten	1 year